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PSE&G's Logo
Public Service Electric and Gas Company

M. Peter Mellett
Vice President - Human Resources

PSE&G's Logo
Public Service Electric and Gas Company

M. Peter Mellett
Vice President - Human Resources

80 Park Plaza
Newark, New Jersey 07107
201-430-7620

Mailing Address:
PO Box 570
Newark, New Jersey, 07101
Fax: 201-642-1689

August 23, 1995

Mr. Alfred C. Koeppe
2 East Acres Drive
Pennington, NJ 08534

Dear Mr. Koeppe:

          In Conjunction with your employment as Senior Vice President - External Affairs of Public Service Electric and Gas Company (PSE&G), the agreed terms of employment are as follows:

          1. The effective date of your employment with PSE&G shall be October 10, 1995 or such earlier date as may be agreed to in writing (the Date of Employment (DOE)).

          2. You shall be paid a salary at the annual rate of $240,000, which salary may be increased, but shall not be reduced, thereafter during the five-year period commencing on the DOE. This initial annual rate of salary shall remain in effect until December 31, 1996. As a PSE&G Officer, you will be entitled to participate in PSE&G's Deferred Compensation Plan, which permits Officers to elect to defer salary. Salary deferred under the Plan currently earns interest at the prime rate plus 1/2%.

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          3.   PSE&G will make a cash payment to you on the DOE in the
     amount of $100,000 as inducement for you to commence employment with PSE&G and in consideration of the loss of benefits with your current employer.

          4. You shall be entitled to those benefits from time to time available to officers and employees of PSE&G generally, except as otherwise provided in this letter. You shall be initially eligible for a minimum of six weeks vacation per year. In addition, financial counseling will be available to you on the same terms and conditions that it is provided to officers of PSE&G.

          5. You may be discharged with or without cause at any time. If you should be discharged without cause during the five-year period commencing on DOE, PSE&G will pay to you the salary in effect pursuant to Paragraph 1 above at the time of your discharge for a period of twelve months following such discharge, or for the remainder of such five-year period, whichever is less. "Cause" shall mean (I) the willful or negligent dereliction of, and continued failure by you to perform your duties with PSE&G (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for performance is delivered to you be the Chief Executive Officer of PSE&G which identifies the manner in which the CEO believes that you have not so performed your duties, or (ii) any conduct constituting a felony or moral turpitude.

          6.   Your participation in PSE&G's Management Incentive
     Compensation Plan (MICP) for 1995 will reflect a full year's award. Your target incentive award as Senior Vice President - External Affairs will initially be 25% of salary. This may be adjusted from time to time in accordance with established plan procedures. In addition, to provide an appropriate transition adjustment, because any MICP awards are paid out one third annually over a three-year period, PSE&G will pay to you the following lump sum cash payments in January of the following years: 1996- $60,000; 1997-$40,000; 1998-$20,000; in addition to any payout which may result from your participation in the MICP itself. Copies of the MICP and the calculation determining the 1994 corporate factor have previously been forwarded to you.

          7. As Senior Vice President - External Affairs, you will participate in the Long-Term Incentive Plan (LTIP) of Public Service Enterprise Group Incorporated (Enterprise), the parent of PSE&G. The LTIP provides senior officers selected by the Organization and Compensation Committee with options to purchase shares of Enterprise Common Stock. The options generally are granted in January and become exercisable three years after the date of grant, and the LTIP provides for payments to be made, dependent upon dividends paid by Enterprise and future financial performance by Enterprise in comparison to other corporations, to assist the officers in exercising the options granted. It will be recommended to the Organization and Compensation Committee that you be granted 1,600 options in January 1996 (which would be exercisable in 1999). In addition, it will be recommended to the Organization and Compensation Committee that you also be granted 600 stock options under the LTIP which are exercisable in 1996, 800 stock options exercisable in 1997, and 1,000 stock options exercisable in 1998.

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     Such options would be subject to all of the provisions of the LTIP and would permit the purchase by you of numbers of shares granted by the Organization and Compensation Committee that appropriately reflect your responsibilities and ability to contribute to the long term success of Enterprise.

          8. In light of your allied work experience, you shall be granted credited service, in addition to that earned as a result of your employment by PSE&G, for the purpose of determining any pension benefits from PSE&g in accordance with the following schedule:

                                             Additional Years
     Date of Termination of Employment            of Credited Service

     On or after DOE plus 5 years and
      prior to DOE plus 6 years                        10

     On or after DOE plus 6 years and
      prior to DOE plus 7 years                        20

     On or after DOE plus 7 years and
      prior to DOE plus 8 years                        23

     On or after DOE plus 8 years                      25


          The additional credited service shown in the table above is not cumulative, but is applied from the table depending upon when you retire. For example, assuming you are currently age 48, the additional credited service set forth above, together with the Board's current policy of granting 5 years of additional credited service to officers who retire between age 60 and age 65-1/2, and your actual credited service, will afford you a total of 42 years of credited service at age 60, and 45 years of credited service at age 63, dependent upon your actual date of birth and DOE. You will be a participant in PSE&G's Pension Plan and in its Limited Supplemental Death Benefits and Retirement Plan. The Limited Plan provides a retirement benefit of a percentage of final average compensation as defined in the Plan that is equal to credited service plus 30 years. This would result in a target retirement benefit of 72% (42 years plus 30) at age 60 and 75% at age 63 (the maximum replacement value under the program) times final average compensation, adjusted for any survivorship benefit you may choose, and reduced by Social Security benefits and pensions from other employers as provided in the Plan.
     Under these pension programs as presently in effect, you would be eligible to retire at age 55 without an early retirement penalty, dependent upon your actual date of birth and DOE. The amount of your pension or survivorship benefits paid by your present employer (or any other employer) shall be deducted from the pension benefits payable to you or your beneficiary by PSE&G on account of such service with your present employer (or other employer). The Limited Plan also provides for a pre-retirement death benefit paid for by PSE&G in an amount based upon 150% of salary in effect at the time of death.
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          9.   In recognition of your need for an automobile for business purposes, PSE&G will provide you with a full size American made automobile (Oldsmobile, Buick, Chrysler or other comparable model) and shall provide the related maintenance, repairs, insurance and costs of operation thereof. The automobile shall include a mobile telephone paid for by PSE&G for your use for business purposes.

          10. As part of PSE&G's requirement for a work force that is free from the influence of foreign chemical substances, you will be required to complete a medical examination which will include definitive analysis of freshly voided urine specimen for the presence of commonly abused drugs, including marijuana.

          11. Any and all disputes arising out of or relating to this Agreement or your employment, other than an unemployment or workers' compensation claim, shall, at the demand of either you or PSE&G, whether made before or after the institution of any legal proceeding, be resolved through binding arbitration administered by the American Arbitration Association (AAA) in accordance with the Employment Dispute Resolution Rules of the AAA and with the United States Arbitration Act. The arbitration shall be conducted in New Jersey before one arbitrator. If the parties cannot agree on the arbitrator within 30 days after the demand for an arbitration, then either party may request the AAA to select an arbitrator, which selection shall be deemed acceptable to both parties. To the maximum extent practicable, the arbitration proceeding shall be concluded within 180 days of the filing the demand for arbitration with the AAA. All costs and fees of the arbitration shall be shared equally by the parties, unless otherwise awarded by the arbitrator. Each party agrees to keep all such disputes and arbitration proceedings strictly confidential except for disclosure of information required by law.

          If the foregoing is in accordance with your understanding, please sign the enclosed copy of this letter and return it to me.


                                   Very truly yours,

                                   By:  M. PETER MELLETT
                                   ---------------------------
                                       M. Peter Mellett
                                   Vice President - Human Resources

Agreed to this 28 day
of September, 1995

By: ALFRED C. KOEPPE
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Alfred C. Koeppe